Consulting Agreement

THIS CONSULTING AGREEMENT (the "Agreement") effective as of the 1st day of January, 2007.

BETWEEN

HEMIS CORPORATION
Neuhofstrasse 8
8600 Dübendorf
Switzerland

(the "Company")

AND

DOUGLAS OLIVER
11564 Belfry Point
Bentonville, Arkansas 72712
USA

(the “Consultant”)

WHEREAS:

A	The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B	The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

C	This Agreement replaces the consulting agreement entered into between the Company and the Consultant dated January 5, 2006

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appoints the Consultant to undertake the duties and exercise the powers as Vice- President Operations and Geologist of the Company, as may be requested of the Consultant by the Company, and in the other offices to which the Consultant may be appointed by the subsidiary companies of the Company, and the Consultant accepts the office, on the terms and conditions set forth in this Agreement.

1.2

Specifically, the Consultant will be required to provide Geologist services and to negotiate and complete the acquisition of mining rights for the Company and to oversee the geological work on any future geological projects.

2	Term

2.1	This Agreement shall commence with effect from January 1, 2007 and shall continue until terminated in accordance with the provisions of clause 7 of this Agreement.

3	Compensation

3.1	The fixed remuneration of the Consultant for his services shall be at the rate of US$10,000 per month commencing January 1, 2007, payable at the beginning of each month.

3.2	In addition, the Consultant may be compensated with options from time to time, at the discretion of the board of directors of the Company.

3.3

In addition to the above compensation, the Company, at its discretion, may award an annual bonus to the Consultant, based on performance and as per industry standards, which bonus may not be given at all in any year. The payment of a bonus in any year shall not be considered a precedent for any later year and the payment shall not fetter the Company’s absolute discretion in future years to pay or not to pay a bonus.

4	Authority

4.1

The Consultant shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided always that no contract shall be made which might involve the Company in an expenditure exceeding US$200,000 without the approval of the Board of Directors.

4.2	The Consultant shall conform to all lawful instructions and directions given to the Consultant by the Board of Directors of the Company, and obey and carry out the Bylaws of the Company.

5	Non-solicitation

5.1	The Consultant also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this agreement, the Consultant will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

6	Confidential Information

6.1

The Consultant acknowledges that as the Consultant and Director of the Company, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

6.2

The Consultant acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Consultant’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

7	Termination

7.1	Either the Company or the Consultant may terminate this Agreement at any time, provided that 14 days’ notice has been delivered by the party terminating the Agreement.

8	Company’s Property

8.1

The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to this Agreement, or furnished by the Company to the Consultant, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Consultant hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Consultant contributes, and the Consultant waives any and all moral rights that may be associated with such works.

9	Assignment of Rights

9.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

10	Notices

10.1

Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant’s address last known to the Company, or if delivered to the Consultant via facsimile.

10.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Consultant, or if delivered to the Company via facsimile.

11	Severability

11.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12	Modification of Agreement

12.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

13	Countersignatures

13.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

HEMIS CORPORATION
by its authorized signatory

/s/ Norman Meier
Norman Meier, President

Consultant:

/s/ Douglas Oliver
Douglas Oliver